Exhibit 99.1

Consent of KeyBanc Capital Markets Inc.

We hereby consent to (i) the inclusion of our opinion letter dated November 10, 2020 to the Special Committee of the Board of Directors of Strategic Storage Trust IV, Inc. (“SST IV”) as Annex C to the Proxy Statement of SST IV and Prospectus of SmartStop Self Storage REIT, Inc. (“SmartStop”), which forms part of the Registration Statement on Form S-4 of SmartStop filed with the Securities and Exchange Commission as of the date hereof (the “Registration Statement”), and (ii) the references to such opinion and to our name in the Registration Statement under the subheadings “Background of the Merger,” “SST IV’s Reasons for the Merger and Recommendation of the SST IV Board,” “Certain SmartStop and SST IV Unaudited Financial Projections,” and “Opinion of SST IV Special Committee’s Financial Advisor.”

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

KEYBANC CAPITAL MARKETS INC.

By:	/s/ Kevin Kreshover
	Name:	Kevin Kreshover
	Title:	Managing Director

December 11, 2020